Exhibit 99.1

ACCURO, LLC

Report of Independent Auditors

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, members’ deficit, and cash flows present fairly, in all material respects, the financial position of Accuro, LLC and its subsidiaries at December 31, 2006 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 5, 2008

Accuro, LLC

Consolidated Balance Sheets

	December 31,
(in thousands, except unit data)	2006	2007
Assets
Current assets:
Cash and cash equivalents	$317	$7,208
Accounts receivable, net of allowance of $685 and $782, respectively	9,713	10,370
Prepaid expenses and other	708	639
Deferred charges	2,282	2,956
Deferred income tax asset, net	164	405

Total current assets	13,184	21,578

Property and equipment, net	3,216	3,217
Internal use software, net	6,281	6,588
Deferred charges	1,838	2,869
Intangible assets, net	59,305	57,528
Goodwill	80,168	80,125
Other assets	800	1,601

Total assets	$164,792	$173,506

Liabilities and Members’ Deficit
Current liabilities:
Current maturities of long-term debt	$—	$1,000
Accounts payable	440	677
Accrued payroll	3,744	4,404
Other accrued expenses	1,653	1,911
Advanced billings	1,402	1,698
Deferred revenue	6,790	7,540

Total current liabilities	14,029	17,230

Deferred revenue	2,004	2,544
Deferred income tax liability, net	4,307	5,361
Long-term debt	45,300	98,750

Total liabilities	65,640	123,885

Commitments and contingencies (Note 9)

Convertible preferred units, 100,000 units authorized, 99,907 outstanding at December 31, 2006 and 2007	113,349	121,582

Members’ deficit:
Common units, voting, 7,953,571 units authorized and issued, 3,681,859 and 3,912,359 outstanding at December 31, 2006 and 2007, respectively	26,323	20,350
Treasury units, 4,330,462 common units	(21,652)	(21,652)
Accumulated deficit	(18,868)	(70,659)

Total members’ deficit	(14,197)	(71,961)

Total liabilities and members’ deficit	$164,792	$173,506

The accompanying notes are an integral part of these consolidated financial statements.

Accuro, LLC

Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except unit data)	2005	2006	2007
Revenue:
Subscription fees	$16,164	$46,903	$59,295
Other	7,908	9,069	8,774

Total revenue	24,072	55,972	68,069

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	8,867	15,635	18,928
Sales and marketing	3,149	8,284	7,682
Research and development	2,018	4,668	7,331
General and administrative (exclusive of depreciation and amortization shown below)	8,851	18,793	16,374
Depreciation and amortization	2,553	8,597	9,768

Total operating expenses	25,438	55,977	60,083

Operating income (loss)	(1,366)	(5)	7,986

Other income (expenses):
Interest income	22	13	86
Interest expense	(53)	(4,835)	(6,371)
Other expense	—	(8)	29

Total other income (expense)	(31)	(4,830)	(6,256)

Minority/noncontrolling interest in consolidated subsidiary	(141)	—	—

Income (loss) before income taxes	(1,538)	(4,835)	1,730
Income tax expense (benefit)	(578)	192	894

Net income (loss)	(960)	(5,027)	836
Preferred unit dividend and accretion	(3,038)	(8,005)	(52,628)

Net loss attributable to common units	$(3,998)	$(13,032)	$(51,792)

Basic and diluted loss per unit	$(2.59)	$(5.34)	$(14.57)

Weighted average units outstanding—basic and diluted	1,545,743	2,438,361	3,553,525

The accompanying notes are an integral part of these consolidated financial statements.

Accuro, LLC

Consolidated Statements of Members’ Deficit

Years Ended December 31, 2005, 2006 and 2007

(in thousands, except unit data)
	Common Units		Deferred	Note Receivable	Accumulated	Treasury
	Units	Amount	Compensation	from Officer	Deficit	Units	Total
Balance, December 31, 2004	1,233,840	$14,484	$—	$—	$(1,838)	$(21,652)	$(9,006)
Issuance of common units in exchange for IMACS partnership units	446,156	2,231	—	—	—	—	2,231
Issuance of common units in exchange for IHH units	198,113	1,050	—	—	—	—	1,050
Grants of restricted units to certain officers	1,745,000	8,725	(8,725)	—	—	—	—
Amortization of deferred compensation	—	—	2,801	—	—	—	2,801
Accretion on preferred units	—	—	—	—	(3,038)	—	(3,038)
Note receivable issued to officer	—	—	—	(832)	—	—	(832)
Forgiveness of a portion of note receivable	—	—	—	277	—	—	277
Net loss	—	—	—	—	(960)	—	(960)

Balance, December 31, 2005	3,623,109	26,490	(5,924)	(555)	(5,836)	(21,652)	(7,477)
Reclassification due to adoption of FAS 123(R)	—	(5,924)	5,924	—	—	—	—
Grants of restricted units to certain officers	75,000	—	—	—	—	—	—
Forfeiture of restricted units	(18,750)	—	—	—	—	—	—
Compensation expense—restricted units	—	5,390	—	—	—	—	5,390
Compensation expense—options	—	354	—	—	—	—	354
Options exercised	2,500	13	—	—	—	—	13
Accretion on preferred units	—	—	—	—	(8,005)	—	(8,005)
Forgiveness of note receivable	—	—	—	555	—	—	555
Net loss	—	—	—	—	(5,027)	—	(5,027)

Balance, December 31, 2006	3,681,859	26,323	—	—	(18,868)	(21,652)	(14,197)
Compensation expense—restricted units	—	383	—	—	—	—	383
Compensation expense—options	—	633	—	—	—	—	633
Options exercised	230,500	1,193	—	—	—	—	1,193
Accretion on preferred units	—	—	—	—	(8,233)	—	(8,233)
Dividend to preferred unitholders	—	—	—	—	(44,395)	—	(44,395)
Dividend to common unitholders	—	(8,182)	—	—	—	—	(8,182)
Net income	—	—	—	—	836	—	836

Balance, December 31, 2007	3,912,359	$20,350	$—	$—	$(70,659)	$(21,652)	$(71,961)

The accompanying notes are an integral part of these consolidated financial statements.

Accuro, LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2005	2006	2007
Cash flows from operating activities
Net income (loss)	$(960)	$(5,027)	$836
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Imputed interest on acquisition	—	459	—
Minority/noncontrolling interest	141	—	—
Stock and other noncash compensation expense	3,079	6,299	1,016
Depreciation and amortization	2,553	8,597	9,768
Amortization of debt issuance costs	—	215	297
Deferred income taxes	(585)	207	813
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,238)	(2,041)	(564)
Prepaid expenses and other current assets	(50)	230	69
Deferred charges	(585)	(1,357)	(1,704)
Other assets	(239)	203	(137)
Accounts payable and accrued liabilities	787	1,166	1,156
Income taxes receivable/payable	303	809	—
Deferred revenue and advance billings	146	2,045	1,399

Net cash provided by operating activities	3,352	11,805	12,949

Cash flows used in investing activities
Cash expenditures on capitalized internal-use software	(952)	(2,861)	(3,165)
Purchase of property and equipment	(2,110)	(1,275)	(1,766)
Acquisitions, net of cash acquired	(16,880)	(104,317)	(3,356)
Other	(832)	11	154

Net cash used in investing activities	(20,774)	(108,442)	(8,133)

Cash flows used in financing activities
Proceeds from long-term debt	500	55,500	105,350
Payments on long-term debt	—	(10,700)	(50,900)
Issuance of convertible preferred units, net of issuance cost	15,943	52,873	—
Payment of debt issuance costs	—	(861)	(991)
Exercise of stock options	—	13	1,193
Dividend to common unitholders	—	—	(8,182)
Dividend to preferred unitholders	—	—	(44,395)

Net cash provided by financing activities	16,443	96,825	2,075

Net increase (decrease) in cash and cash equivalents	(979)	188	6,891
Cash at beginning of period	1,108	129	317

Cash at end of period	$129	$317	$7,208

Supplemental disclosure of cash flow information
Noncash investing activities:
Issuance of common units in exchange for ownership interests of consolidated subsidiaries	$3,281	$—	$—
Noncash financing activities:
Accretion of preferred units	3,038	8,005	8,233
Cash paid (refund) for:
Interest	34	3,877	6,395
Income taxes	(299)	(808)	34

The accompanying notes are an integral part of these consolidated financial statements.

Accuro, LLC

Notes to Consolidated Financial Statements

(in thousands, except unit data)

1.	Background and Basis of Presentation

The consolidated financial statements include the accounts of Accuro, LLC and its directly or indirectly owned subsidiaries (collectively, the “Company”). All significant intercompany transactions have been eliminated. Accuro, LLC is a holding company with no operations. All operations are conducted through the Company’s wholly owned subsidiary, Accuro Healthcare Solutions, Inc. and its subsidiaries. The Company provides proprietary internet-based solutions to a broad range of healthcare providers, including hospitals and ancillary healthcare providers, that enable them to more effectively manage the complexities of their revenue cycle, which encompasses the patient registration, billing, collection and reimbursement processes.

The Company entered into a series of transactions in August 2004 to recapitalize the Company. As a result of the recapitalization, Welsh, Carson, Anderson, and Stowe IX, L.P. obtained controlling voting interest in the Company.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ significantly from these estimates.

Revenue Recognition

Revenue consists primarily of subscriptions, the sale of software licenses and other revenue. The substance of the Company’s subscription and software licensing arrangements are similar in nature; therefore, we report them together as subscription fees.

Revenue is recognized when all of the following conditions are satisfied:

•	There is evidence of an arrangement;

•	The service has been provided to the customer;

•	The collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the client is fixed or determinable.

Subscriptions

The Company provides subscription-based services through software solutions accessed by its customers while the data is hosted and maintained on the Company’s servers. In many arrangements, customers are charged set-up fees for implementation and monthly subscription fees for access to web-based hosted services. Implementation fees are typically billed at the inception of the arrangement and recognized as revenue over the greater of the subscription period or the estimated customer relationship period. The customer relationship period is estimated based on historical customer retention periods, and presently is estimated to be four years for hosted services. However, the estimated customer relationship period may change due to the changing retention rate of the Company’s customers. Revenue from monthly hosting arrangements is recognized in the period in which the customer uses the service. Contract subscription periods typically range from one to three years in duration.

Software Licensing

The Company accounts for arrangements where it licenses its software in accordance with Statement of Position 97-2 (“SOP 97-2”), Software Revenue Recognition. These arrangements typically provide for a 1 to 3 year license term and require the Company to provide the customer with periodic updates to reflect changes in government reimbursement regulations and managed care rules. Without these updates, the software itself would have little to no value to the customer. Vendor specific objective evidence to allocate revenue to the separate elements of the transaction does not exist as the Company does not separately license the software without the updates. The Company has determined that the undelivered items are essentially postcontract customer support and all of the revenue related to these arrangements is therefore recognized ratably over the term of the arrangement in accordance with SOP 97-2.

Other Revenue

Other revenue includes revenue generated from consulting services. Consulting services are typically provided on a fixed-fee or hourly basis to customers who lack the technological infrastructure or human resources to perform the work themselves. The period over which consulting services are provided is typically short term in nature. In consulting arrangements, the Company recognizes revenue when the service is performed for the customer.

Deferred revenue consists of billings or payments received in advance of revenue recognition and are recognized as the revenue recognition criteria are met. Substantially all deferred revenue consists of deferred subscription fees, deferred implementation fees and deferred contract loading fees. Amounts are recorded as deferred revenue and accounts receivable when the Company has a legal right to enforce the contract. Implementation services are invoiced after the execution of the customer agreement.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

Deferred Charges

Direct costs incurred during the implementation of hosted software services are capitalized. Direct costs related to professional services for loading the terms of the provider’s payer contracts into the hosted system are also capitalized. Such deferred costs are limited to the related nonrefundable implementation revenue and contract loading revenue. Deferred implementation costs are amortized over the expected period of benefit, which is the greater of the contract subscription period or the customer relationship period. Deferred contract loading costs are amortized over the average terms of the provider’s payer contracts, which is two years.

Commission costs that are incremental and directly related to the acquisition of customer contracts are capitalized. Commission costs are accrued and capitalized upon execution of the sales contract by the customer. Payments to sales personnel are made shortly after the receipt of the related customer payment. Deferred commissions are amortized over the term of the related non-cancelable customer contract and are recoverable through the related future subscription fee revenue.

The Company periodically assesses the recoverability of deferred charges and records an impairment in the event that any such deferred charges are determined to not be recoverable.

Cost of Revenue

Cost of revenue consist primarily of salaries, benefits and stock-based compensation related to personnel who provide services to clients, and other direct costs related to business services, including implementation, contract loading and consulting services. The reported amounts of cost of revenue do not include allocated amounts for rent, depreciation, amortization or other overhead costs.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs and consulting fees for third party developers. All such costs are expensed as incurred.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and money market accounts.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are stated net of an allowance for doubtful accounts, which is determined by establishing reserves for specific accounts and consideration of historical and estimable probable losses. Account balances are charged against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to customers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Furniture and equipment	3 – 7 years
Leasehold improvements	Shorter of the lease term or the asset life

Major additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the cost of the property and equipment and the related accumulated depreciation are removed and any resulting gains or losses are credited or charged to operations.

Internal Use Software

        The Company capitalizes certain costs associated with computer software developed or obtained for internal use. This policy provides for the capitalization of certain payroll and payroll-related costs for employees who are directly associated with internal use computer software projects. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities. Capitalized costs related to computer software developed for internal use are amortized on a straight-line basis over their estimated useful lives ranging from 2 to 4 years. Internal use software also includes amounts related to developed technology obtained through acquisitions. Such amounts related to acquired, developed technology are amortized on a straight-line basis over a useful life of 2 to 10 years. During the years ended December 31, 2005, 2006 and 2007 the Company capitalized $952, $2,860 and $3,165 respectively, related to internal use software costs. Amortization expense related to capitalized internal use software costs totaled $892, $2,597 and $3,390 for the years ended December 31, 2005, 2006 and 2007, respectively.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

Goodwill

Goodwill is tested for impairment annually as of December 31 or upon any changes that could impact the Company’s operations or its operating business environment, with tests of goodwill occurring at the reporting unit level. The Company completed the required annual impairment tests during 2005, 2006 and 2007. No goodwill impairment losses were identified as a result of these tests.

Intangible Assets—Definite Life

The intangible assets with definite lives are comprised of customer relationship intangible assets, non-compete agreements and certain trademarks and tradename assets. See Note 6 for further details.

Intangible assets with definite useful lives are amortized over their respective useful life. Such intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Costs related to the customer relationship intangible assets are amortized on a straight-line basis over an estimated useful life of 11 to 15 years. In determining and estimating the useful lives of the company’s acquired customer base intangible assets, the Company considers the specific facts and circumstances of each acquired customer base. Primarily all of the Company’s acquired customer base intangible assets relate to hospitals, healthcare systems, or other healthcare related facilities.

The Company considers the following factors in paragraph 11 of SFAS 142 when determining the period of that the acquired customer base intangible assets will contribute to its cash flows:

•	The length of the historical relationship of the acquired customer base

•	Any legal, regulatory, or contractual provisions that would limit the useful life of the acquired customers base

•	Any contractual provisions that enable the renewal or extension of the acquired customer base

•	The stability of the healthcare industry

•	The obsolescence of acquired services or products sold to the acquired customer base, and

•	Any competitive or other business trends that could limit the useful life of the acquired customer base

Given the nature and stability of the healthcare industry, and that most of the Company’s hospital and healthcare customers have been in business for long periods of time, the Company expects them to continue operations. Although the healthcare industry is a heavily regulated industry, the services the Company offers are not overly sensitive to sudden regulatory change. The services the Company delivers tend to be recurring in nature and, therefore, most acquired businesses have experienced long established relationships with minimal customer attrition rates. The Company evaluates the initial terms and historical renewal rates of contracts. The Company also evaluates obsolescence factors in contractual relationships that involve technology products and or technology enabled services.

Based on the factors described above, the Company believes that an estimated acquired customer relationship period of 11-15 years is a reasonable estimate of the expected cash flows to be generated from acquired customers. Costs related to non-compete agreements are amortized on a straight-line basis over the life of the respective agreements. Cost associated with definite-lived tradenames are amortized over the expected benefit period of 15 years. The Company recorded no impairment charges related to its intangible assets during 2005, 2006 or 2007.

Income Taxes

The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement and tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

Equity-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, (“SFAS 123(R)”) to account for stock-based awards, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and board members including stock options based on estimated fair values. The statement eliminates the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

The Company adopted SFAS 123(R) using the prospective method, which requires the application of the accounting standard as of January 1, 2006. The consolidated financial statements as of and for the year ended December 31, 2006 and thereafter reflect the impact of adopting SFAS 123(R). In accordance with the prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). See “Note 11—Equity Incentive Plans” for additional information.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available and is regularly reviewed by the chief operating decision-maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. The Company has determined that it operates its business as one segment.

Treasury Units

Units of the Company’s common and preferred stock that are repurchased are recorded as treasury units at cost and included as a component of members’ deficit.

Minority/Noncontrolling Interest in Consolidated Subsidiaries

Minority/noncontrolling interest in the results of operations of consolidated subsidiaries represents the noncontrolling partners’ portion of the income of certain consolidated subsidiaries. All subsidiaries have been wholly-owned since August 2005.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments, and the carrying value of debt approximates fair value as the interest rate is variable.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which establishes a framework for measuring fair value and expands disclosures about the use of fair value measurements subsequent to initial recognition. Prior to the issuance of SFAS 157, which emphasizes that fair value is a market-based measurement and not an entity-specific measurement, there were different definitions of fair value and limited definitions for applying those definitions under generally accepted accounting principles. SFAS 157 is effective for the Company on a prospective basis for the reporting period beginning January 1, 2008. However, in February 2008, the FASB issued FSP FAS 157-2, which delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The FSP partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008. The Company is evaluating the impact of SFAS 157 on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure certain financial instruments at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of SFAS 159 on its financial position, results of operations, and cash flows.

In December 2007, the FASB issued SFAS No. 141(R) Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently assessing the financial impact of SFAS 141(R) on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160 Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51. (“SFAS 160”), SFAS 160 amends Accounting Research Bulletin No. 51 (“ARB 51”), Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141(R). In addition, SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The provisions of SFAS 160 are effective for fiscal years beginning after March 1, 2009. Earlier adoption is prohibited. The Company is currently assessing the financial impact of SFAS 160 on its consolidated financial statements.

3.	Acquisitions

The following table summarizes allocation of the aggregate purchase price to the fair values of the assets acquired and liabilities assumed:

	CodeCorrect	CDMSG	IHH	Triad	Woodmoor
Current assets	$2,378	$154	$1,632	$236	$93
Internal use software	1,661	—	908	—	531
Identifiable intangible assets	49,179	2,495	4,505	—	2,310
Goodwill	51,207	—	11,333	2,043	—
Non-current assets	703	—	463	26	—
Current liabilities	(4,215)	(35)	(2,143)	(134)	(186)

Fair value of assets acquired and liabilities assumed	$100,913	$2,614	$16,698	$2,171	$2,748

Cash paid to sellers	$100,064	$2,601	$15,989	$2,146	$2,700
Direct acquisition costs	1,647	13	234	25	48
Issuance of common units in exchange for IHH units	—	—	1,050	—	—
Imputed interest	(459)	—	—	—	—
Less: cash acquired	(339)	—	(575)	—	—

Total purchase price	$100,913	$2,614	$16,698	$2,171	$2,748

In each case, the Company has included the acquired company’s results of operations in its consolidated financial statements since the date of the acquisition.

In each acquisition, the Company recorded goodwill representing the amount of the purchase price and related transaction costs in excess of the fair value of the tangible assets and liabilities and the identifiable intangible assets acquired, if applicable. All of the goodwill reported for each acquisition is expected to be deductible for the purpose of calculating the Company’s future taxable income.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

CodeCorrect

On January 20, 2006, the Company entered into a Securities Purchase Agreement to acquire all of the outstanding equity securities of CodeCorrect, LLC (“CodeCorrect”) for $101,372, net of cash acquired. This amount includes $1,647 of direct acquisition costs. The effective acquisition date was January 1, 2006 as effective control of CodeCorrect, including the risks and rewards of ownership, occurred on January 1, 2006 and a written agreement specifying January 1, 2006 as the effective acquisition date was obtained. In accordance with SFAS No. 141 Business Combinations (“SFAS 141”), an adjustment of $459 was made for imputed interest to reduce both the cost of the acquisition and net income to compensate for recognizing income before consideration was transferred.

CodeCorrect provides coding content knowledge and charge data master compliance tools for hospitals and other healthcare providers. The primary strategic reason for this acquisition was to expand the Company’s revenue cycle solutions offered over the internet.

The Company financed the CodeCorrect acquisition through the issuance of convertible preferred units to its existing unitholders and its lender for cash of $52,774, plus borrowings under a new credit facility (Note 8).

The $49,179 (15 year weighted-average useful life) of intangible assets acquired in the CodeCorrect acquisition includes customer relationships of $47,063 (15 year useful life), $2,000 of trademark and tradename (15 year useful life) and non-compete agreements of $116 (2.5 year useful life).

Innovative Health Holdings

In October 2005, the Company purchased a 93.25% interest in Innovative Health Holdings, LLC (“IHH”) for $15,648, net of cash acquired including acquisition costs. The acquisition was treated as an asset purchase for tax purposes. Substantially all of the IHH acquisition was financed through the Company’s issuance of convertible preferred units to its existing unitholders for cash of $15,409. In December 2005, the Company acquired the remaining 6.25% of IHH in exchange for 198,113 of its common units valued at $5.30 per unit.

Unaudited Pro Forma Financial Information

The unaudited financial information in the table below summarizes the combined results of operations of the Company and significant acquired companies (CodeCorrect and IHH) on a pro forma basis as though the companies had been combined as of the beginning of 2005. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of the period presented.

Year ended December 31, 2005 (unaudited)
Revenue	$44,020
Net loss	$(10,125)
Preferred unit accretion	(8,002)

Net loss attributable to common units	$(18,127)

Basic and diluted net loss per unit attributable to common units	$(11.73)

CDM Service Group

On September 22, 2006 the Company acquired substantially all of the assets of CDM Service Group, LLC (“CDMSG”) for $1,963 in cash, including direct acquisition costs.

The terms of the CDMSG acquisition agreement provides for additional consideration to be paid to the sellers based on customer retention targets being met. The measurement period for the targets was the twelve month period ended June 30, 2007. In December 2007, the Company made an additional payment to the seller of $651, comprised of additional consideration of $506 for the customer retention targets being met and $145 for the release of funds that were held back at closing. The additional purchase price was allocated entirely to identifiable intangible assets.

Triad Healthcare Consultants

In April 2005, the Company acquired certain assets of Triad Healthcare Consultants (“Triad”) for $2,171 in cash, including acquisition costs.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

The Woodmoor Group

On March 23, 2007, the Company acquired the assets of The Woodmoor Group, Inc. (“Woodmoor”) for $2,700 in cash and $48 of transaction costs. The terms of the Woodmoor acquisition agreement provide for additional consideration to be paid to the sellers based on certain financial targets being met. The measurement for these targets was the six months ended December 31, 2007. Upon completing the measurement, the Company determined that the targets were not met and thus no additional consideration was due. Upon receiving this notification from the Company, the seller has indicated plans to contest the Company’s determination. The Company cannot anticipate the ultimate resolution of this matter at this time.

4.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. One customer accounted for approximately 39%, 15% and 12% of the Company’s revenues for the years ended December 31, 2005, 2006 and 2007, respectively. The same customer accounted for approximately 6% and 7% of the Company’s accounts receivable at December 31, 2006 and 2007, respectively. The Company extends credit to its customers without collateral. Management has evaluated accounts receivable at December 31, 2006 and 2007 and has provided an allowance for the estimated uncollectible accounts.

5.	Property and Equipment

Property and equipment consist of the following at December 31, 2006 and 2007:

	2006	2007
Furniture and equipment	$5,363	$6,172
Leasehold improvement	341	452

Property and equipment, gross	5,704	6,624
Less: accumulated depreciation	(2,488)	(3,407)

Property and equipment, net	$3,216	$3,217

Depreciation expense related to property and equipment for the years ended December 31, 2005, 2006 and 2007 was approximately $830, $1,485 and $1,640, respectively.

6.	Goodwill and Intangible Assets

Goodwill and intangibles as of December 31, 2006 and 2007 consisted of the following:

	2006	2007
Goodwill	$80,168	$80,125

Intangible assets:
Trademark and tradename	$2,180	$2,180
Customer relationships	62,555	65,517
Non-compete	158	158

Total intangible assets, gross	64,893	67,855
Less: accumulated amortization
Trademark and tradename	(219)	(388)
Customer relationships	(5,306)	(9,816)
Non-compete	(63)	(123)

Total intangible assets, net	$59,305	$57,528

The following is a summary of changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2007:

Balance at December 31, 2005	$28,918
Additions from acquisitions	51,250

Balance at December 31, 2006	$80,168
Cash settlement for previous acquisition	(43)

Balance at December 31, 2007	$80,125

Goodwill additions during the year ended December 31, 2006 resulted from business combinations.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

The Company has no indefinite-lived intangible assets recorded on its books. Amortization expense related to intangible assets for the years ended December 31, 2005, 2006 and 2007 was approximately $830, $4,515 and $4,738, respectively. Expected amortization for the five years ending December 31, 2012 is as follows: $4,778 in 2008; $4,732 in 2009; $4,709 in 2010; $4,709 in 2011 and 4,709 in 2012.

7.	Income Taxes

Income taxes consisted of the following for the years ended December 31, 2005, 2006 and 2007:

	2005	2006	2007
Current tax expense (benefit):
Federal	$7	$(15)	$—
State	—	—	81

Total current expense (benefit)	7	(15)	81

Deferred income tax expense (benefit):
Federal	(458)	724	660
State	(127)	(517)	153

Total deferred expense (benefit)	(585)	207	813

Provision (benefit) for income taxes	$(578)	$192	$894

A reconciliation between reported income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% for the years ended December 31, 2005, 2006 and 2007 is as follows:

	2005	2006	2007
Statutory rate	(34.0)%	(34.0)%	34.0%
State taxes, net of federal credit	(5.5)	0.1	9.2
Non-deductible compensatory expense	—	37.9	7.5
Meals and entertainment and other permanent differences	1.7	(1.0)	2.8
Research and experimentation credit	(2.7)	(7.9)	—
Change in valuation allowance	—	15.1	—
Change in state tax law	—	(7.3)	—
Other	2.9	1.1	(1.8)

Effective rate	(37.6)%	4.0%	51.7%

Significant components of the Company’s deferred income taxes as of December 31, 2006 and 2007 are as follows:

	2006	2007
Deferred income tax assets:
Net operating loss carryforward	$1,705	$2,440
Deferred revenue	601	483
Accrued vacation	—	135
Impairment of stock investment	51	—
Allowance for doubtful accounts	164	271
Note receivable allowance	89	—
Equity-based compensation	163	385
General business tax credit	767	767

Total	3,540	4,481

Deferred income tax liabilities:
Accrual to cash adjustment	(13)	—
Capitalized labor	(2,723)	(3,489)
Goodwill	(1,510)	(2,960)
Intangible assets	(2,662)	(2,295)
Property and equipment	(8)	74

Total	(6,916)	(8,670)
Valuation allowance	(767)	(767)

Net deferred income tax liability	$(4,143)	$(4,956)

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

Cumulative net operating loss carryforwards were $7,177 at December 31, 2007, of which $518 is subject to an annual limitation. These cumulative net operating loss carryforwards begin to expire in 2020. Additionally, the Company has a general business credit carryover of $767 at December 31, 2007 of which $37 is subject to an annual limitation and will begin to expire in 2023. The Company intends to maintain a full valuation allowance for its net deferred tax assets for general business tax credits until sufficient evidence to support reversal of the reserve exists. The “more likely than not” criteria could be met in a future period based on operating results which would result in a reversal of the valuation allowance, which, at that time, would be recorded as a tax benefit in the consolidated statement of operations.

8.	Long-Term Debt

In July 2007, the Company amended its existing credit agreement to provide for a $100,000 term loan facility and a $20,000 revolving loan facility (collectively, the “Credit Agreement”). The Company used the proceeds of the term loan to (i) refinance existing indebtedness; (ii) to pay cash dividends to unitholders of $52,577; (iii) pay bonuses to option holders of $1,931 and (iv) for working capital and other general corporate purposes. The revolving credit facility is available for working capital and other general corporate purposes, including acquisitions. The Company is required to make quarterly principal payments of $250 on the term loan facility. No principal payments are due on the revolving loan facility until the Credit Agreement matures. As of December 31, 2007, $99,750 was outstanding under the term loan facility and no amounts were outstanding under the revolving credit facility. The Credit Agreement matures on July 16, 2013.

Borrowings under the Credit Agreement bear interest equal to LIBOR for a LIBOR Loan or the Base Rate for a Base Rate Loan plus an applicable margin. The applicable margin for the Credit Agreement is adjusted quarterly based on the Consolidated Leverage Ratio (as defined in the Credit Agreement). The applicable margin ranges from 1.75% to 3.25% in the case of LIBOR loans and 0.50% to 2.00% in the case of the Base Rate Loans. Under the revolving loan facility, the Company also pays a quarterly commitment fee on the undrawn portion of the revolving loan facility of 0.375%. The interest rate at December 31, 2007 was 7.97%. The Credit Agreement contains certain covenants that, among other things, limit the Company’s ability to pay dividends, incur additional indebtedness, sell assets, issue stock or merge with or into any entity. The Company has been in compliance with all of its financial covenants since the inception of the amended agreement.

In January 2006, the Company entered into a revolving credit facility (“Credit Facility”) with a syndicate of lenders that allowed the Company to borrow up to $65,000, subject to a leverage ratio. The Credit Facility bore interest at LIBOR plus 3.5% or the bank’s prime rate plus 2.5%, which is subject to decrease depending on the Company’s leverage ratio. The interest rate at December 31, 2006 ranged from 8.85% to 10.75%. The Credit Facility was repaid in full utilizing proceeds from the Credit Agreement.

9.	Commitments and Contingencies

The Company has operating leases covering primarily commercial office space. Total rental expense was $901, $1,829 and $1,964 in 2005, 2006 and 2007 respectively. At December 31, 2007 rental commitments under noncancelable leases are as follows:

Year	Aggregate Amount
2008	$1,504
2009	1,329
2010	1,278
2011	1,151
2012	1,136
Thereafter	757

Total	$7,155

In addition, the Company has contractual obligations of $1,261 at December 31, 2007 related to various commitments to purchase goods and services.

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties are recorded when it is probable that a liability has been incurred and the related amount can be reasonably estimated. The Company is periodically a party to various legal proceedings in the normal course of business. In the opinion of management, these proceedings will not have a material adverse effect on the results of operations or financial condition of the Company.

10.	Convertible Preferred Units

The Convertible Preferred Units (the “Preferred Units”) are senior to all other classes or series of units. The Preferred Units receive a preferred return equal to 8%. The preferred return is payable upon a liquidation event as defined in the Company’s LLC agreement. Each Preferred Unit is convertible at the option of the holder into 200 common units. The Preferred Units automatically convert into common units upon an initial public offering of the Company’s common units in which the aggregate proceeds are at

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

least $40 million with a common unit value of at least three times the initial unit price. The Preferred Units also participate with the common units on an as-converted basis in any dividends or other distributions paid to the common unit holders. The Preferred Units include an anti-dilution feature to adjust the conversion price upon issuance of additional common units at a price below the conversion price. The Preferred Units have voting rights based on the number of common units into which the Preferred Units could be converted. The Company recorded accretion related to the Preferred Units of $3,038, $8,005 and $8,233 respectively for the years ended December 31, 2005, 2006 and 2007.

11.	Equity Incentive Plans

In 2004, the Board of Directors approved the 2004 Restricted Unit and Option Plan (the “Plan”). Under the Plan, the Company is authorized to grant 4,000,000 units in the form of restricted units or options. Generally, options are granted with an exercise price equal to the fair value of the Company’s common units at date of grant with the term not to exceed ten years. Typically, options vest equally over a four year period, however a limited number of options vested on meeting certain performance conditions.

The Company granted 275,000 options to acquire common units to CodeCorrect employees on December 31, 2005. The fair value of the options was $325, which is being expensed over the four year vesting period.

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires companies to recognize all share-based payments to employees in the statement of operations, including grants of stock options, based on their fair value. Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method as set forth in APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations as permitted by SFAS No. 123. Accordingly, we recognized compensation expense for restricted stock and other equity awards over the applicable vesting period; however, we did not recognized compensation expense for stock options for the year ended December 31, 2005.

The following table illustrates the effect of stock-based compensation on net earnings and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123 to all stock-based employee compensation, calculated using the Black-Scholes option-pricing model, for the year ended December 31, 2005:

($ in 000’s, except per share amounts)	Year Ended December 31, 2005
Net loss, as reported	$(960)
Add: Stock-based employee compensation expense included in net earnings, net of tax	1,849
Less: Stock-based employee compensation expense determined under fair value method for all awards, net of tax	(1,963)

Pro forma net loss	$(1,074)

Basic and diluted loss per share
As reported	$(2.59)
Pro forma	$(2.66)

Stock-based compensation expense recognized during the period was based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the consolidated statement of operations during 2006 and 2007 includes compensation expense for the stock-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with SFAS 123(R). As stock-based compensation expense recognized in the statement of operations for 2006 and 2007 was based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized for 2005, 2006, and 2007 was $2,801, $5,744, and $1,016, respectively, which consisted of $0, $354, and $633, respectively, related to stock options. The total income tax benefit recognized in the statement of operations for stock-based compensation for 2005, 2006, and 2007 was $952, $135, and $506, respectively. There were no capitalized stock-based compensation costs at December 31, 2005, 2006, or 2007.

SFAS 123(R) prohibits recognition of a deferred tax asset for an excess tax benefit that has not been realized. The Company will recognize a benefit from stock-based compensation in equity if an incremental tax benefit is realized by following the ordering provisions of the tax law.

The fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	December 31,
	2005	2006	2007
Expected life	6.2 years	6.2 years	6.25 years
Expected volatility	0%-61.9%	51.9%	52.0%
Risk-free interest rates	4.2%	4.6%	4.5%
Dividend yield	0.0%	0.0%	0.0%

The computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The computation of expected volatility for 2006 and 2007 was based on the historical stock price volatility of a peer group of similar, publicly traded companies, using adjusted closing weekly stock prices for the expected life of each option type. The risk-free interest rate of the award is based on the U.S. Treasury yield curve for the expected life of each option grant in effect at the time of grant. The Company intends to retain any earnings to finance future growth, and therefore, does not anticipate that it will pay cash dividends in the foreseeable future. For stock-based awards granted, the Company recognized compensation expense using a straight-line amortization method.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

The following table summarizes unit option activity under the equity incentive plan as of and for the year ended December 31, 2007:

	Units	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding at January 1, 2007	1,907,625	$5.45
Granted	170,000	6.05
Exercised	230,500	5.17
Forfeited	102,625	5.57

Options outstanding at December 31, 2007	1,744,500	$5.54	8.1	$4,641

Options exercisable at December 31, 2007	777,750	$5.31	7.8	$2,247

The aggregate intrinsic value was calculated as the difference between the exercise price of the underlying awards and the unit price at December 31, 2007. The total intrinsic value of options exercised during the years ended December 31, 2006 and 2007 was $1 and $697, respectively. No options were exercised during 2005. The weighted-average grant-date fair value of options granted during 2005, 2006, and 2007 was $1.62, $3.59, and $3.36, respectively. There have been no significant modifications to options granted for 2005, 2006, or 2007.

The following table presents the number and weighted average exercise prices of stock options granted during the four quarters ended December 31, 2007. For each grant, the exercise price is equal to the estimated fair value of the underlying shares of common stock as determined by the performance of a contemporaneous internal evaluation.

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price
March 31, 2007	10,000	$6.90
June 30, 2007	60,000	7.00
September 30, 2007	100,000	5.40
December 31, 2007	—	—

Total Grants	170,000	$6.05

The following table summarizes information with respect to the Company’s stock options outstanding and exercisable at December 31, 2007:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Units	Weighted Average Remaining Contractual Life (in Years)	Number of Units
$5.00	582,000	7.2	359,000
$5.30	682,500	8.0	341,250
$5.40	100,000	9.7	—
$6.80	315,000	8.9	77,500
$7.00	65,000	9.3	—

	1,744,500		777,750

As of December 31, 2007, total unrecognized stock-based compensation expense related to nonvested stock options was approximately $1,822, which is expected to be recognized over a weighted average period of 1.53 years.

Restricted Unit Awards

During 2005 and 2006, the Company granted restricted unit awards (“RUAs”) totaling 1,820,000 common units, which had a weighted-average grant-date fair value of $5.00 and $5.30. The Company is amortizing the expense related to RUAs on a straight-line basis over the estimated service period. Prior to the adoption of SFAS 123(R), the intrinsic value of the unvested restricted stock units was recorded as unearned stock-based compensation. Upon the adoption of SFAS 123(R) in January 2006, the unearned stock-based compensation balance of $5,924 was reclassified to common units. In 2006, the Company recognized compensation expense of $5,390

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

for RUAs, of which $2,500 related to the acceleration of the vesting period for one officer. In 2007, the Company recognized compensation expense of $383 for RUAs.

A summary of the status of and changes in restricted unit awards granted under the Plan as of December 31, 2007 and changes during the year ended December 31, 2007 is presented below:

	Number of Units	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2007	238,334	$5.09
Awarded	—	—
Vested	94,168	5.07
Forfeited	—	—

Nonvested at December 31, 2007	144,166	$5.10

As of December 31, 2007, total unrecognized stock-based compensation expense related to nonvested RUAs was approximately $465, which is expected to be recognized over a weighted average period of 1.24 years. The total fair value of shares that vested or were accelerated during the years ended December 31, 2005, 2006 and 2007 was $1,000, $6,815 and $471 respectively, at the date of vesting.

12.	Basic and Diluted Net Loss Per Unit

Basic net income or loss per unit is calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS No. 128”), and EITF Issue No. 03-06, Participating Securities and the Two-Class Method Under SFAS No. 128. Basic earnings per unit (“EPS”) is calculated using weighted-average common units outstanding in each period under the two-class method. The two-class method is an earnings allocation formula that treats a participating security, such as the Company’s convertible preferred units, as having rights to earnings that otherwise would have been available to common unitholders. The two-class method requires that the basic EPS calculation include, when dilutive, the effect of convertible preferred units as if those units were converted into common units. The convertible preferred units are not included in the basic EPS calculation when the effect of inclusion would be anti-dilutive.

Diluted EPS assumes the conversion, exercise or issuance of all potential common stock equivalents, unless the effect of inclusion would result in the reduction of a loss or the increase in income per unit. For purposes of this calculation, stock options, convertible preferred units and restricted units are considered to be potential common units and are only included in the calculation of diluted EPS when the effect is dilutive.

The units used to calculate basic and diluted EPS represent the weighted-average common units outstanding. Preferred unitholders have the right to participate with common unitholders in dividends and unallocated income. Net losses are not allocated to the preferred unitholders. Therefore, when applicable, basic and diluted EPS are calculated using the two-class method as the convertible preferred unitholders have the right to participate, or share in the undistributed earnings with common unitholders.

Diluted net loss per common unit is the same as basic net loss per unit for the years ended December 31, 2005, 2006 and 2007, since the effect of any potentially dilutive securities was excluded as they were anti-dilutive due to the net loss attributable to common unitholders.

The following potentially dilutive securities were excluded from the calculation of diluted net loss per unit:

	Years ended December 31,
	2005	2006	2007
Restricted stock awards	392,961	—	87,676
Options to purchase common units	45,890	251,518	432,628
Convertible preferred units	7,582,427	19,455,816	19,981,430

Total	8,021,278	19,707,334	20,501,734

13.	Employee Benefit Plan

The Company adopted the IMaCS 401(k) Plan (the “Plan”) effective January 1, 1996. The Plan covers substantially all employees. The Company is required to match 30% of a participating participant’s contribution up to 6% of their gross salary. Employer contributions totaled $130, $243 and $287 for the years ended December 31, 2005, 2006 and 2007, respectively.

Accuro, LLC

Consolidated Balance Sheet (unaudited)

(in thousands, except unit data)	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$6,677
Accounts receivable, net of allowance of $976	9,542
Prepaid expenses and other	1,100
Deferred charges	3,083
Deferred income tax asset, net	405

Total current assets	20,807
Property and equipment, net	4,476
Internal use software, net	6,211
Deferred charges	3,096
Intangible assets, net	56,305
Goodwill	80,125
Other assets	2,690

Total assets	$173,710

Liabilities and Members’ Deficit
Current liabilities:
Current maturities of long-term debt	$1,000
Accounts payable and accrued liabilities	5,718
Advanced billings	1,738
Deferred revenue—current portion	7,627

Total current liabilities	16,083
Deferred revenue	2,446
Deferred income tax liability, net	5,915
Long-term debt	98,500

Total liabilities	122,944

Convertible preferred units, 100,000 units authorized, 99,907 outstanding	123,634
Members’ deficit:
Common units, voting, 7,953,571 units authorized and issued, 3,912,359 outstanding	20,663
Treasury units, 4,330,462 common units	(21,652)
Accumulated deficit	(71,879)

Total members’ deficit	(72,868)

Total liabilities and member’s deficit	$173,710

Accuro, LLC

Consolidated Statements of Operations (unaudited)

	Three months ended March 31,
(in thousands of dollars, except unit data)	2007	2008
Revenue:
Subscription revenue	$13,657	$16,324
Other	2,275	2,077

	15,932	18,401

Operating expenses:
Direct operating	4,302	5,067
Sales and marketing	1,930	1,736
Research and development	1,650	2,265
General and administrative	3,458	3,506
Depreciation and amortization	2,262	2,605

Total operating expenses	13,602	15,179

Operating income	2,330	3,222

Other income (expenses):
Interest income	—	60
Interest expense	(1,082)	(1,895)
Other income	29	—

	(1,053)	(1,835)

Income before income taxes	1,277	1,387
Income tax expense	626	554

Net income	$651	$833

Accuro, LLC

Consolidated Statements of Members’ Deficit (unaudited)

	Common Units		Accumulated	Treasury
(in thousand of dollars, except unit data)	Shares	Amount	Deficit	Units	Total
Balance, December 31, 2007	3,912,359	$20,350	$(70,659)	$(21,652)	(71,961)
Compensation expense—restricted units	—	93	—	—	93
Compensation expense—options	—	220	—	—	220
Accretion on preferred units	—	—	(2,052)		(2,052)
Net income	—	—	833	—	833

Balance, March 31, 2008	3,912,359	$20,663	$(71,879)	$(21,652)	$(72,868)

Accuro, LLC

Consolidated Statements of Cash Flows (unaudited)

	Three months ended March 31,
(in thousands of dollars, except unit data)	2007	2008
Cash flows from operating activities
Net income	$651	$833
Adjustments to reconcile net income to net cash provided by operating activities:
Stock and other noncash compensation expense	234	313
Depreciation and amortization	2,262	2,605
Amortization of financing cost	54	(32)
Deferred income taxes	626	554
Other	(29)	—
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	805	828
Prepaid expenses and other current assets	(400)	(461)
Cost related to deferred revenue	(383)	(354)
Other assets	—	(1,058)
Accounts payable and accrued liabilities	(1,078)	(1,274)
Deferred revenue	468	29

Net cash provided by operating activities	3,210	1,983

Cash flows used in investing activities
Cash expenditures on capitalized internal-use software	(876)	(589)
Purchase of property and equipment	(786)	(1,675)
Acquisitions, net of cash acquired	(2,712)	—
Other	155	—

Net cash used in investing activities	(4,219)	(2,264)

Cash flows used in financing activities
Proceeds from long-term debt	4,300	—
Payments on long-term debt	(2,800)	(250)
Exercise of stock options	3	—

Net cash provided by (used in) financing activities	1,503	(250)

Net increase (decrease) in cash and cash equivalents	494	(531)
Cash at beginning of period	317	7,208

Cash at end of period	$811	$6,677

Supplemental disclosure of cash flow information
Noncash financing activities:
Accretion of preferred units	$2,028	$2,052
Cash paid for:
Interest	$1,027	$1,085

Accuro, LLC

Notes to unaudited Consolidated Financial Statements

(in thousands, except unit data)

1. Basis of Presentation

The consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of management, the consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information in accordance with GAAP. The financial information for the three months ended March 31, 2007 and 2008 has not been audited by an independent registered public accounting firm. The results of operations for the first three months of the year are not necessarily indicative of the results of operations that might be expected for the entire year. The consolidated financial statements should be read in conjunction with the financial statements for the year ended December 31, 2007 and notes thereto included elsewhere in this Form 8-K.

2. Credit Facility

The Company’s credit facility, as amended, is comprised of a $100,000 term loan facility and a $20,000 revolving loan facility (collectively, the “Credit Agreement”). The revolving credit facility is available for working capital and other general corporate purposes, including acquisitions. The company is required to make quarterly principal payments of $250 on the term loan facility. No principal payments are due on the revolving loan facility until the Credit Agreement matures. As of March 31, 2008, $99,500 was outstanding under the term loan facility and no amounts were outstanding under the revolving credit facility. The Credit Agreement matures on July 16, 2013.

3. Income Taxes

The provision for income taxes represents the Company’s federal and state income tax obligation provisions. The Company’s provision for income taxes was $626 and $554 for the three months ended March 31, 2007 and 2008, respectively.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainly in Income taxes, an interpretation of FASB Statement 109 (“FIN 48”). This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. Effective January 1, 2007, the Company adopted the provisions of FIN 48 and there was no material effect on its financial position, results of operations and cash flows as a result of adopting this standard.

4. Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (or “SFAS 141(R)”), which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions and requires a number of changes to the original pronouncement, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for the Company beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date.

Accuro, LLC

Notes to unaudited Consolidated Financial Statements

(in thousands, except unit data)

5. Subsequent Events

Acquisition

On April 1, 2008, the Company acquired the assets of TPMS, Inc. (“TPMS”) for $3,601 in cash and $29 of direct transaction costs. The allocation of the purchase price to the fair values of the assets acquired and liabilities assumed is as follows:

Current assets	$735
Property and equipment	58
Internal use software	602
Identifiable intangible assets	1,622
Goodwill	1,349
Current liabilities	(735)

Fair value of assets acquired and liabilities assumed	$3,630

Sale of the Company

On April 29, 2008, the Company entered into an Agreement and Plan of Merger to sell all of its outstanding stock to MedAssets. Pursuant to the agreements, the Company will be acquired for approximately $209,423 in cash (of which approximately $99,500 will be applied towards repayment of the credit facility discussed in Note 2 above), subject to certain adjustments, 8,850,000 shares of unregistered common stock of MedAssets, and an additional payment of $20,000, payable in cash or shares of MedAssets common stock on the first anniversary of the transaction closing date. The transaction closed on June 2, 2008.

In connection with the acquisition by MedAssets, all of the Company’s outstanding stock options were cancelled for cash effective at the date of closing, all amounts outstanding under the Company’s credit facility were repaid in full and all outstanding preferred and common units were exchanged for cash and shares of MedAssets common stock per the terms of the merger agreement.

Offering costs

In connection with the Company’s proposed initial public offering of common stock, the Company incurred approximately $1,309 in offering costs with outside third parties. In the second quarter of 2008, the Company decided not to pursue the offering process and instead entered into a merger agreement with MedAssets, Inc. (“MedAssets”). Upon making this decision, the Company recorded the $1,309 in offering costs as an expense, which is included in “Other income and expense” in the Consolidated Statement of Operations for the month ended April 30, 2008.